Exhibit 10.12

Royalty Purchase Agreement

This Royalty Purchase Agreement (the “Agreement”), dated as of October 27, 2020, is by and between Arena Pharmaceuticals, Inc. (“Parent”), 356 Royalty Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“356”), and Longboard Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Company”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in that certain Transaction Agreement, dated as of December 28, 2016, by and among 356, Eisai Inc. and Eisai Co., Ltd. (the “Transaction Agreement”).

WHEREAS, 356 has the sole right to receive certain payments pursuant to and in accordance with the Transaction Agreement;

WHEREAS, 356 desires to sell, assign, convey and transfer to the Company, and the Company desires to purchase from 356, the Purchased Rights (defined below), upon and subject to the terms and conditions hereinafter set forth; and

WHEREAS, Parent, 356 and the Company desire to enter into this Agreement to memorialize the sale and assignment of the Purchased Rights to the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

1.    Definitions.

(a)    “Purchased Rights” means the right to receive one hundred percent (100%) of (i) all milestone payments paid, owed, or otherwise payable by Eisai under Section 8.2 of the Transaction Agreement on or after the date of this Agreement, (ii) all royalties paid, owed or otherwise payable by Eisai under Section 8.3 of the Transaction Agreement on or after the date of this Agreement, (iii) all amounts paid, owed or otherwise payable by Eisai under Section 8.5 of the Transaction Agreement on or after the date of this Agreement, (iv) all amounts paid, owed or otherwise payable by Eisai pursuant to Section 8.7 of the Transaction Agreement (other than amounts for audit costs) with respect to such milestone payments and/or royalties, (v) all interest paid, owed or otherwise payable by Eisai pursuant to Section 8.8 of the Transaction Agreement with respect to such milestone payments and/or royalties, and (vi) all amounts equal to the royalty payable under Section 8.3 of the Transaction Agreement with respect to all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) deemed Net Sales pursuant to Section 10.3(d) of the Transaction Agreement.

2.    Purchase and Sale.

(a)    Purchase and Sale of Purchased Rights. On the terms and subject to the conditions set forth in this Agreement, 356 hereby sells, assigns, transfers, conveys and delivers to Company, and Company does hereby purchase, acquire and accept from 356, all of 356’s right, title and interest in, to and under the Purchased Rights. In full consideration for the sale of the Purchased Rights, and subject to the terms and conditions set forth herein, the Company shall pay to 356, on the date hereof, the sum of one hundred twenty thousand nine hundred thirty dollars ($120,930), by wire transfer to an account designated in writing by 356. If requested by the Company, 356 shall execute and deliver a Bill of Sale in such form as may be reasonably required by the Company, to further evidence the sale, assignment and conveyance of the Purchased Rights.

(b)    Excluded Assets. Company does not, by assignment of the Purchased Rights hereunder, acquire any assets or contract rights of 356 under the Transaction Agreement, or any other assets or rights of 356, other than the Purchased Rights.

(c)    True Sale. 356 and the Company intend and agree that the sale, assignment and transfer of the Purchased Rights under this Agreement shall be, and is, a true sale by the 356 to the Company that is absolute and irrevocable and that provides the Company with the full benefits of ownership of the Purchased Rights, and neither 356 nor the Company intends the transactions contemplated hereunder to be, or for any purpose (including tax purposes) characterized as, a loan from the Company to 356 or a pledge or security agreement. 356 waives any right to contest or otherwise assert that this Agreement is other than a true sale by 356 to the Company under applicable law, which waiver shall be enforceable against 356 in any bankruptcy or insolvency proceeding relating to 356. 356 intends for the conveyance to the Company of the Purchased Rights to be reflected on the balance sheets and other financial statements of 356 as a sale of the Purchased Rights to the Company and shall be reflected on the Company’s balance sheet and other financial statements as a purchase of the Purchased Rights from 356.

(d)    Financing Statements. 356 hereby consents to the Company recording and filing, at the Company’s sole cost and expense, financing statements (and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to (i) evidence or perfect the sale, assignment, transfer, and conveyance by 356 to the Company, and the purchase, acquisition and acceptance by the Company from 356, of the Purchased Rights and (ii) perfect the security interest in the Purchased Rights granted by 356 to the Company pursuant to Section 2(e) below.

(e)    Security Interest. Notwithstanding that 356 and the Company expressly intend for the sale, assignment, transfer, and conveyance of the Purchased Rights to be a true, complete,

absolute and irrevocable sale and assignment, in the event that any transfer contemplated by this Agreement is held not to be a sale, 356 hereby assigns, conveys, grants and pledges to the Company, as security for its obligations created hereunder, a security interest in and to all of 356’s right, title and interest in, to and under the Purchased Rights, whether now owned or hereafter acquired, and any proceeds (as such term is defined in the Uniform Commercial Code) thereof and, solely in such event, this Agreement shall constitute a security agreement.

3.    Section 8.5 of Transaction Agreement; No Assumption of Liabilities. The Company hereby assumes and shall perform and discharge, when due, those obligations expressly set forth in Section 8.5 of the Transaction Agreement, as and to the extent exclusively resulting from, relating to or arising out of payments made to the Company after the date of this Agreement under the Purchased Rights. Other than as expressly set forth in the preceding sentence, the Company does not assume, and shall not be deemed to have assumed or guaranteed, any liability or obligation of any nature of 356 or Parent.

4.    Representations and Warranties of 356. 356 hereby represents and warrants to the Company that:

(a)    Organization of 356. 356 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    Authority. 356 has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. 356 has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by 356 and (assuming due authorization, execution and delivery by the Company) shall constitute a legal, valid and binding obligation of 356, enforceable against it in accordance with its terms.

(c)    Ownership and Transfer of Purchased Rights. 356 is the sole owner of, and has valid, good and marketable title to, all of the Purchased Rights. 356 has the unrestricted right to assign, transfer, convey and deliver to the Company all right, title and interest in and to the Purchased Rights without penalty or other adverse consequences. 356 is not a party to any contract or agreement (other than this Agreement) that could require 356 to sell, transfer or otherwise dispose of any of the Purchased Rights.

5.    Representations and Warranties of the Company. The Company hereby represents and warrants to 356 that:

(a)    Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    Authority. The Company has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The Company has obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by 356) shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

6.    Covenants

(a)    Affirmative Covenants. 356 shall:

(i)    reasonably perform and comply with each of its duties and obligations, including all covenants, conditions and other provisions, with respect to the Purchased Rights under the Transaction Agreement, and take all reasonable steps in furtherance of protecting and preserving the Purchased Rights;

(ii)    promptly after receipt of any Quarterly Report pursuant to Section 8.3(c) of the Transaction Agreement, then, in each such case, subject to applicable confidentiality restrictions, (a) inform the Company in writing of such receipt, and (b) furnish the Company with a copy of such report;

(iii)    promptly after receipt of any written correspondence or written communication relating to the Transaction Agreement or the Purchased Rights that references or describes changes, effects, events, occurrences, states of facts, developments or conditions that would reasonably be expected, individually or in the aggregate, to have an adverse effect in any significant respect on the timing, amount or duration of the milestone payments or royalties payable under Sections 8.2 or 8.3 of the Transaction Agreement, or the right of the Company to receive such milestone payments or royalties (collectively, an “Adverse Effect”), then, in each such case, subject to applicable confidentiality restrictions, (a) inform the Company in writing of such receipt, (b) provide to the Company in writing a reasonably detailed description of the substance thereof, and (c) furnish the Company with a copy of such correspondence or communication;

(iv)    promptly after becoming aware of a breach or default or alleged breach or default under Article 8 of the Transaction Agreement by Eisai, or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a material breach or default under Article 8 of the Transaction Agreement by Eisai, then, in each such case, subject to applicable confidentiality restrictions, 356 shall (i) give a written notice to the Company describing in reasonable detail the relevant breach or default, and (ii) at the Company’s expense, follow any reasonable direction of the Company and, as may be reasonably requested by the Company, take such permissible actions (including commencing legal action against Eisai and the selection of legal counsel reasonably satisfactory to the

Company) to enforce compliance by Eisai with the relevant provisions of Article 8 of the Transaction Agreement and to exercise any or all of 356’s rights and remedies, whether under the Transaction Agreement or by operation of law, with respect thereto;

(v)    make available its records and personnel to the Company in connection with any litigation by 356 against Eisai to enforce the Company’s entitlement to the Purchased Rights;

(vi)    promptly after becoming aware of any facts or circumstances that demonstrate a likelihood that the applicable royalty rate set forth in the Transaction Agreement will be reduced or eliminated, permanently or temporarily, subject to applicable confidentiality restrictions, give written notice to the Company describing in reasonable detail the relevant royalty reduction, including a copy of any written notice received from Eisai, and describing in reasonable detail any corrective action 356 proposes to take, if any, to object to or rectify such royalty reduction;

(vii)    promptly, and in no event later than thirty (30) days following receipt thereof, deliver and pay to the Company any amount received by 356 after the date of this Agreement to the extent such amount constitutes any portion of the Purchased Rights hereunder. Any amount due under this Section 6(a)(vii) that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at 1.5 percentage points above the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition from time to time, calculated on the number of days such payment is overdue; and

(viii)    cooperate with the Company to minimize withholdings under Section 8.5 of the Transaction Agreement.

(b)    Confidentiality. The Company agrees that, to the extent it receives any Confidential Information, it shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information in substantially the same manner as a Receiving Party pursuant to Article 9 of the Transaction Agreement.

(c)    Limitations. Notwithstanding anything to the contrary in this Agreement, to the extent that delivery or disclosure required to be made by 356 to the Company under this Agreement would constitute a breach or violation by 356 of any applicable confidentiality restrictions (including those in the Transaction Agreement), 356 shall cooperate with the Company to implement a procedure to permit access to or disclosure of, or otherwise provide a summary of, such information in a manner that would not reasonably be expected to cause a breach or violation of the applicable confidentiality restriction, provided that, for clarity, 356 shall not be required to contact, engage in any discussions with or solicit any consent of Eisai to satisfy its obligations under Section 6(a).

(d)    Infringement Proceedings. The Company shall have the right, at its sole expense, to consult with Parent and 356 regarding any action, suit or proceeding involving the infringement, legality, validity or enforceability of any Arena Licensed Patent or the Transaction Agreement or the misappropriation of Arena Licensed Know-How, in each case to the extent that any such action, suit or proceeding would reasonably be expected to have an Adverse Effect. Parent agrees, at the Company’s expense and to the extent reasonably requested by the Company, to cooperate with the Company with respect to any such action, suit or proceeding. If requested by the Company, 356 shall, at the Company’s expense, exercise and enforce its rights (to the extent it has applicable rights) to participate in, and control, any such action, suit or proceeding to the fullest extent permissible under the terms of the Transaction Agreement.

(e)    Negative Covenants. Parent and 356 agrees that it shall not, without the prior written consent of the Company:

(i)    sell, transfer or otherwise dispose of any of the Purchased Rights (other than pursuant to this Agreement), or attempt to do any of the foregoing, or enter into any contract or agreement (other than this Agreement) that could require 356 to sell, transfer or otherwise dispose of any of the Purchased Rights;

(ii)    forgive, release or compromise any milestone payment or royalty owed under the Transaction Agreement;

(iii)    waive, amend, cancel or terminate, or exercise or fail to exercise any of its material rights under the Transaction Agreement to the extent constituting, involving or relating to the right to receive milestone payments or royalties thereunder; or

(iv)    amend, modify, restate, cancel, supplement, terminate or waive any provision of the Transaction Agreement, or grant any consent under the Transaction Agreement, or agree to do any of the foregoing, including entering into any agreement with Eisai under the provisions of the Transaction Agreement, unless any such action would reasonably be expected to not have an Adverse Effect.

7.    Further Assurances. Parent, 356 and the Company agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

8.    Notices. All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing and delivered personally, by hand, by a recognized overnight courier, or by sending the same by certified or registered mail, return receipt requested, with postage prepaid, or by email (provided any notice given by email shall also be given by another method of delivery permitted by this Section 8), in each case addressed:

If to Parent:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attention: General Counsel

If to 356:

356 Royalty Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attention: Chief Executive Officer

If to the Company:

Longboard Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attention: Chief Executive Officer

or to such other address or addresses as 356 or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) business days after being sent, (b) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered or (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and in either case followed by a transmission pursuant to another method of delivery permitted by this Section 8.

9.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, subject to this Section 10, their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be sold, transferred, conveyed or assigned, in whole or in part, by operation of law or otherwise, by 356 or the Company without the prior written consent of the other party, except that, subject to this Section 10:

(a)    Parent and/or 356 may, without the consent of the Company, sell, transfer, convey or assign its rights and obligations under this Agreement, in whole but not in part, to any person or entity, (i) with which Parent or 356, respectively, merges or consolidates or to which Parent or 356, respectively, sells all or substantially all of its assets, and (ii) to which 356 assigns the Transaction Agreement in accordance with its terms; and

(b)    The Company may, without the consent of 356, sell, transfer, convey or assign its rights and obligations under this Agreement, in whole but not in part, to any person or entity with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets.

Any permitted sale, transfer, conveyance or assignment under this Section 10 shall only be effective upon the written notification by the applicable party to the other party hereto of such sale, transfer, conveyance or assignment.

11.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

12.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of laws thereof. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of California in each case located in the city and County of San Diego, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Amit D. Munshi
Name:	Amit D. Munshi
Title:	President and Chief Executive Officer

356 ROYALTY INC.

By:	/s/ Amit D. Munshi
Name:	Amit D. Munshi
Title:	President and Chief Executive Officer

LONGBOARD PHARMACEUTICALS, INC.

By:	/s/ Kevin Lind
Name:	Kevin Lind
Title:	President and Chief Executive Officer